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                                   EXHIBIT 11




                  NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

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                                                  Three Months Ended                           Six Months Ended
                                                       March 31,                                   March 31,
                                               1998                  1997                  1998                 1997
                                         -----------------      --------------       ----------------      ---------------
Net Income (Loss)                        $      (2,214,756)     $     (312,575)      $     (2,713,907)     $      (654,142)
Average shares issued                               31,873              31,873                 31,873               31,873
Average net effect of dilutive stock
  options-based on the treasury stock
  method                                             6,092               6,642                  6,092                6,642
Less:  average treasury stock                       (3,698)             (3,698)                (3,698)              (3,698)
                                         -----------------      --------------       ----------------      ---------------
  Total stock and stock equivalents                 34,267              34,817                 34,267               34,817
                                         =================      ==============       ================      ===============
Primary Earnings (Loss) per share        $          (64.63)     $        (8.98)      $         (79.20)     $        (18.79)
                                         =================      ==============       ================      ===============



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